Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, October 26, 2006	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RECORD RESULTS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2006

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months ended September 30, 2006.

Net earnings per diluted share for the quarter ended September 30, 2006 improved 29.4% to $.22 compared with $.17 per diluted share for the same period in 2005.  The improvement was a result of both an increase in net earnings and a smaller number of shares outstanding due to the self-tender completed during the first quarter of 2006.

Net earnings improved 14.7% to $7,104,000 compared with $6,195,000 for the third quarter of 2005.

The Company’s revenues increased to $61,681,000 compared with $56,072,000 for the third quarter of 2005.  Gaming revenues, which include video lottery win and harness racing commissions, increased 10.4% or $5,436,000, all from increased video lottery win compared with the third quarter of 2005.

For the nine months ended September 30, 2006, net earnings per diluted share improved 25.5% to $.59 from $.47 and net earnings improved 14.8% to $19,311,000.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “With slot win growth in excess of 10% and hotel occupancy levels at almost 99%, this was another strong quarter for the Company.  We look forward to the exciting new multi-player products arriving in the fourth quarter and the property expansion plans we have in process.”

Construction is underway on the expansion to the Dover Downs Hotel, which will increase the total number of available rooms from 232 to 500.  The Company expects to select an operator by year end for the 6,000 square-foot spa that is being added as part of the hotel expansion.  The facility is expected to open in the fall of 2007.

The Company has received preliminary approval from the local planning commission for the Phase VI expansion of its casino, and has engaged architects and engineers to develop a bid package.  The Phase VI expansion is expected to include additional casino space, as well as restaurant and retail offerings to add to the destination quality of the property.

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.045 per share. The dividend is payable on December 10, 2006 to shareholders of record at the close of business on November 10, 2006.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots — a 95,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center — featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENT OF EARNINGS
In Thousands, Except Per Share Amounts
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Gaming (1)	$57,676	$52,240	$165,797	$152,128
Other operating(2)	4,005	3,832	11,987	10,709
	61,681	56,072	177,784	162,837
Expenses:
Gaming	42,189	38,824	122,373	114,408
Other operating	3,498	3,348	10,589	9,889
General and administrative	1,350	1,188	4,537	3,536
Depreciation	1,800	1,771	5,276	5,240
	48,837	45,131	142,775	133,073

Operating earnings	12,844	10,941	35,009	29,764

Interest expense	804	486	2,245	1,400

Earnings before income taxes	12,040	10,455	32,764	28,364

Income taxes	4,936	4,260	13,453	11,546

Net earnings	$7,104	$6,195	$19,311	$16,818

Net earnings per common share (3):
- Basic	$0.22	$0.17	$0.60	$0.47
- Diluted	$0.22	$0.17	$0.59	$0.47

Weighted average shares outstanding (3):
- Basic	32,168	35,681	32,414	35,681
- Diluted	32,730	35,990	32,998	35,933

(1)             Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)             Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

(3)             All per share and share amounts reflect a three-for-two stock split, which was effective June 15, 2006.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEET
In Thousands
(Unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash	$21,728	$19,986
Accounts receivable	2,182	3,805
Due from State of Delaware	11,307	9,100
Inventories	1,846	1,955
Prepaid expenses and other	2,504	2,000
Receivable from Dover Motorsports, Inc.	32	15
Deferred income taxes	1,955	2,067
Total current assets	41,554	38,928

Property and equipment, net	121,691	114,533
Total assets	$163,245	$153,461

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,098	$4,814
Purses due horsemen	10,956	8,332
Accrued liabilities	10,658	12,748
Income taxes payable	1,117	3,706
Deferred revenue	241	112
Total current liabilities	30,070	29,712

Notes payable to banks	52,575	24,075
Deferred income taxes	6,050	6,404

Stockholders’ equity:
Common stock	1,492	1,064
Class A common stock	1,751	1,326
Additional paid-in capital	588	36,461
Retained earnings	70,719	55,459
Deferred compensation	—	(1,040)
Total stockholders’ equity	74,550	93,270
Total liabilities and stockholders’ equity	$163,245	$153,461

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
In Thousands
(Unaudited)

	Nine Months Ended September 30,
	2006	2005
Operating activities:
Net earnings	$19,311	$16,818
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation	5,276	5,240
Amortization of credit facility origination fees	33	31
Stock-based compensation	564	159
Deferred income taxes	(242)	(253)
Changes in assets and liabilities:
Accounts receivable	1,623	1,491
Due from State of Delaware	(2,207)	(416)
Inventories	109	104
Prepaid expenses and other	(537)	(636)
Receivable from Dover Motorsports, Inc.	(17)	2
Accounts payable	1,539	(1,749)
Purses due horsemen	2,624	719
Accrued liabilities	(2,090)	(2,198)
Income taxes payable	(2,589)	(101)
Deferred revenue	129	(33)
Net cash provided by operating activities	23,526	19,178

Investing activities:
Capital expenditures	(11,689)	(3,944)
Net cash used in investing activities	(11,689)	(3,944)

Financing activities:
Borrowings from notes payable to banks	171,825	136,549
Repayments of notes payable to banks	(143,325)	(147,724)
Dividends paid	(4,051)	(4,303)
Repurchase of common stock	(35,052)	—
Proceeds from stock options exercised	458	—
Excess tax benefit on nonvested stock	50	—
Other	—	(21)
Net cash used in financing activities	(10,095)	(15,499)

Net increase (decrease) in cash	1,742	(265)
Cash, beginning of period	19,986	17,688
Cash, end of period	$21,728	$17,423